Exhibit 99.1

CITI REPORTS FOURTH QUARTER NET LOSS OF $8.29 BILLION, LOSS PER SHARE OF $1.72

NET LOSS FROM CONTINUING OPERATIONS OF $12.14 BILLION, LOSS PER SHARE OF $2.44,
PRIMARILY DUE TO WRITE-DOWNS AND LOSSES IN SECURITIES AND BANKING, HIGHER CREDIT LOSSES, ADDITIONS TO LOAN LOSS RESERVES, AND RESTRUCTURING COSTS RELATED TO HEADCOUNT REDUCTIONS

PROGRESS ON LOWERING EXPENSES, HEADCOUNT AND ASSETS

CONTINUED CAPITAL AND STRUCTURAL LIQUIDITY STRENGTH

FULL YEAR 2008 REVENUES OF $52.8 BILLION, NET LOSS OF $18.72 BILLION

New York, NY, January 16, 2009 — Citigroup Inc. (NYSE: C) today reported a net loss for the 2008 fourth quarter of $8.29 billion, or $1.72 per share, based on 5,347 million shares outstanding.  Revenues of $5.6 billion were affected by write-downs and losses in Securities and Banking.  Results also include $6.1 billion in net credit losses and a $6.0 billion net loan loss reserve build.

For the full year 2008, Citigroup reported a net loss of $18.72 billion, or $3.88 per share.  See Schedule C for full year business segment results.

Key Items

•                Results reflect the negative impact from $7.8 billion in revenue marks in Securities and Banking, a $5.3 billion downward credit value adjustment on derivative positions, excluding monolines, $2.5 billion of losses in private equity and equity investments, $2.0 billion of restructuring costs, and a $6.0 billion net loan loss reserve build.

•                Deposit base remained stable compared to the third quarter 2008 despite the challenging environment.

•                Net interest margin increased 73 basis points versus the fourth quarter 2007.

•                Expenses, excluding restructuring and repositioning charges were down 4% since the third quarter 2008 and 14% since the fourth quarter 2007.

•                Headcount reduced by approximately 29,000 since the third quarter 2008 and approximately 52,000 in the full year 2008.

•                Increased capital position by issuing $45 billion of preferred stock and warrants to the U.S. Treasury as part of the TARP.  The Tier 1 capital ratio was approximately 11.8%.

•                Closed sales of the German retail banking operations and Citi Global Services Limited for after-tax gains of $3.9 billion and $192 million, respectively.

The loss sharing program with the U.S. Government , closed on January 15, 2009, reduces risk and lowers the regulatory capital requirement on $301 billion of covered assets.  Additionally, Citi closed on the issuance of $7.1 billion of liquidation preference perpetual preferred stock and warrants to the U.S. Treasury and FDIC.

On January 13, 2009, Citi announced the Morgan Stanley Smith Barney Joint Venture.  Citi will exchange Smith Barney for a 49% stake in the JV and a $2.7 billion cash payment.  Upon closing, expected to occur in the second half of 2009, this transaction will result in a pre-tax gain of approximately $9.5 billion (approximately $5.8 billion after-tax), an increase to tangible common equity of approximately $6.5 billion and an increase to Tier 1 capital of approximately $6.4 billion.

Management Comment

“Our results continued to be depressed by an unprecedented dislocation in capital markets and a weak economy.  However, a number of our core customer franchise continued to perform well as Citi’s customers remain active and engaged with us.  We continued to make progress on our primary goal in 2008—which was to get fit.  We significantly strengthened Tier 1 and structural liquidity, we reduced our balance sheet, expenses, and headcount.  We also made significant progress in reducing risk from our balance sheet.  Our legacy assets declined to approximately $300 billion, over $300 billion of assets are now covered by a loss sharing arrangement, and we added $14 billion to our loan loss reserves.  We expect reduced volatility from marks in 2009 as a result of actions we’ve taken to reduce risk, reclassify certain securities and loans from trading and available or hold for sale to hold to maturity or held for investment.

“Today, we announced that we would separate the company, for management purposes, into two separate businesses—Citicorp and Citi Holdings.  We are setting out a clear roadmap to restore profitability and enable us to focus on maximizing the value of Citi and strengthening TCE.

 “We are committed to helping the financial markets recover as quickly as possible.  To accelerate that recovery Citi is putting the TARP capital it has received to work to support the U.S. economy and consumers - expanding the flow of credit to U.S. households and businesses responsibly and on competitive terms.

 “I want to recognize the hundreds of thousands of Citi colleagues who have kept their focus on our clients and our business throughout what has been an enormously disruptive and distracting period in our industry.  Despite unprecedented turbulence in the global financial markets, they have conducted themselves with the highest professionalism and integrity.  Because of their work and dedication, I have no doubt we will emerge from the current environment stronger, smarter, and better positioned to realize the full earnings power of this great franchise,” said Vikram Pandit, Chief Executive Officer of Citi.

Citi Results

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars, except EPS)	2008	2007	Change	2008	2007	Change
Global Cards	$4,612	$6,279	(27)%	$(610)	$934	NM
Global Cards (Managed)	7,038	7,479	(6)
Consumer Banking	6,077	7,836	(22)	(1,678)	(578)	NM
Institutional Clients Group	(8,191)	(10,791)	24	(9,457)	(10,723)	12
Global Wealth Management	2,843	3,464	(18)	29	524	(94)
Corporate/Other	254	(369)	NM	(421)	(188)	NM
Total Citi From Continuing Operations	$5,595	$6,419	(13)%	$(12,137)	$(10,031)	(21)%
Discontinued Operations				3,843	198
Total Citi				$(8,294)	$(9,833)	16%

North America	$(2,321)	$(689)	NM	$(11,019)	$(8,947)	(23)%
Europe, Middle East and Africa	2,989	(1,562)	NM	(332)	(3,296)	90
Latin America	2,687	3,641	(26)	6	939	(99)
Asia	1,986	5,398	(63)	(371)	1,461	NM
Corporate/Other	254	(369)	NM	(421)	(188)	NM
Total Citi From Continuing Operations	$5,595	$6,419	(13)%	$(12,137)	$(10,031)	(21)%
Discontinued Operations				3,843	198
Total Citi				$(8,294)	$(9,833)	16%
Earnings per Share from Continuing Operations				$(2.44)	$(2.03)	(18)%
Earnings per Share				$(1.72)	$(1.99)	16%

NM Not Meaningful.

FOURTH QUARTER SUMMARY

•           Revenues were $5.6 billion, down 13%.  Revenues across all businesses reflect the impact of a difficult economic environment and weak capital markets.

•            Global Cards GAAP revenues declined 27%, mainly due to lower securitization results in North America, the absence of a $584 million pre-tax gain on Visa and MasterCard shares recorded in the prior-year period, and the impact of foreign exchange.  Global Cards managed revenues declined 6%.  Average managed loans declined 2%, due to lower purchase sales in North America and the impact of foreign exchange.  North America managed revenues increased 4%.

•            Consumer Banking revenues declined 22%, driven by a 47% decline in investment sales, lower mortgage servicing revenue, the impact of foreign exchange, lower volumes and spread compression.

•            In the Institutional Clients Group, Securities and Banking revenues were negative $10.6 billion, mainly due to net losses and write-downs of $7.8 billion (see detail in Schedule D on page 12), a $5.3 billion downward credit value adjustment on derivative positions, excluding monolines, as well as losses of $2.5 billion in private equity and equity investments.

•            Transaction Services revenues were up 4% to $2.4 billion, reflecting double-digit revenue growth in Treasury and Trade Solutions (“TTS”).  Average deposits and other customer liability balances increased 5%, driven by North America.  Assets under custody declined 18%, principally due to declining equity markets.

•            Global Wealth Management revenues declined 18%, reflecting the adverse impact of market conditions on capital markets and investment revenues, particularly in North America and Asia.  Revenues also included an $87 million write-down on auction rate securities related to the August 7, 2008 settlement.  Average loans and deposits declined 3% and 4%, respectively, and client assets under fee-based management declined 35%.  The decline in client assets under fee-based management was mainly due to lower asset valuations, reflecting declining market values.

•           Operating expenses were $15.3 billion, down 5%, reflecting benefits from re-engineering efforts and the impact of foreign exchange.  Expenses included $2.0 billion in restructuring charges and a $563 million intangible asset impairment charge related to Nikko Asset Management.  Expenses in the prior-year period included $539 million in repositioning charges and a $306 million Visa-related litigation reserve.  Excluding all these items, expenses declined 16%.

•           Credit costs of $12.7 billion, up 66%, consisted mainly of $6.1 billion in net credit losses, a $6.0 billion net loan loss reserve build, and $594 million of policyholder benefits and claims.  Net credit losses increased $2.6 billion, primarily driven by Consumer Banking and Cards in North America, and Securities and Banking.  The incremental net loan loss reserve build of $2.3 billion was mainly due to a $1.2 billion loan loss reserve build related to LyondellBasell recorded in Securities and Banking.  The increase in policyholder benefits and claims was due to a change in the accounting estimate for future policy benefits in Primerica Financial Services.

•           Taxes.  The effective tax rate on continuing operations was 44.6% versus 42.7% in the prior-year period.  The current quarter’s taxes included a $994 million tax benefit related to the restructuring of the Japan Consumer Finance operations.

•           Capital Position.  During the quarter, Citi issued $45 billion of preferred stock and warrants to the U.S. Treasury as part of the TARP.  The Tier 1 capital ratio was approximately 11.8%.

•           Goodwill.  In light of recent market and economic events and today’s restructuring announcement, Citi is continuing to review goodwill to determine whether an impairment results.

GLOBAL CARDS

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
North America	$2,640	$3,678	(28)%	$(371)	$322	NM
Europe, Middle East and Africa	537	565	(5)	(138)	120	NM
Latin America	869	1,218	(29)	(154)	251	NM
Asia	566	818	(31)	53	241	(78)
Total Global Cards	$4,612	$6,279	(27)%	$(610)	$934	NM

NM  Not Meaningful.

	Fourth Quarter Revenues		%
(In Millions of Dollars)	2008	2007	Change
North America GAAP Revenues	$2,640	$3,678	(28)%
Impact of Securitization Activity	2,426	1,200	NM
North America Managed Revenues	$5,066	$4,878	4%

NM  Not Meaningful.

•           Revenues

•            Global Cards GAAP revenues declined 27%, mainly due to lower securitization results in North America, the absence of a $584 million pre-tax gain on Visa and MasterCard shares recorded in the prior-year period, and the impact of foreign exchange.  Global Cards managed revenues declined 6%.

•            Average managed loans declined 2%, due to lower purchase sales in North America and the impact of foreign exchange.

•            In North America, GAAP revenues declined 28%, as lower securitization revenues primarily reflected the impact of higher credit losses in the securitization trusts.  Managed revenues increased 4%, driven by a 97 basis point increase in the managed net interest margin to 11.04%, partially offset by the absence of a prior-year gain on the sale of MasterCard shares.  The improvement in the managed net interest margin reflects higher interest and fee revenues due to higher revolving balances, as well as lower cost of funds.  Purchase sales declined 15%, reflecting lower spending across nearly all portfolios.  Average managed loans declined 1%, due to lower purchase sales and balance transfer volumes, partially offset by a decline in payment rates across all portfolios.

•            In EMEA, revenues declined 5%, and purchase sales and average loans were down 21% and 7%, respectively, as growth in revenues, sales and loans was more than offset by the impact of foreign exchange.

•            In Latin America, revenues declined 29%, due to the absence of a gain on Visa shares recorded in the prior-year period as well as the impact of foreign exchange.  Purchase sales and average loans declined 15% and 13%, respectively, also reflecting the impact of foreign exchange.

•            In Asia, revenues declined 31%, purchase sales were down 7% and average loans were up 1%, as growth in revenues, sales and loans was more than offset by the impact of foreign exchange.  The decline in revenues also reflects the absence of a gain on Visa shares recorded in the prior-year period.

•           Expenses

•            Expenses declined 14%, primarily due to the absence of a $293 million Visa-related litigation reserve recorded in the prior-year period, as well as the impact of foreign exchange.  The decline in expenses was also driven by lower compensation and marketing costs, reflecting a continued slowdown in acquisition marketing, partially offset by a $127 million restructuring charge.

•           Credit Costs

•            In North America, credit costs increased 34%, reflecting higher net credit losses, up 37% or $242 million, and a $172 million incremental net loan loss reserve build.  Higher credit costs reflected a continued weakening of leading credit indicators and trends in the macro-economic environment, including rising unemployment, higher bankruptcy filings, and the housing market downturn.  Higher credit costs also reflected a significant increase in the rate at which customers became delinquent, as well as the continued acceleration in the rate at which delinquent customers advanced to write-off.  The managed net credit loss ratio increased 268 basis points to 6.98% in the Citi branded portfolio and 340 basis points to 9.86% in the retail partners portfolio..

•            In EMEA, credit costs increased $328 million, reflecting higher net credit losses, up $154 million, and a $174 million incremental net loan loss reserve build.  Higher credit costs reflected the impact of purchase accounting adjustments recorded in the prior-year period relating to the Egg acquisition, as well as continued credit deterioration in the UK, Spain and Greece.  The net credit loss ratio increased 445 basis points to 5.17%.

•            In Latin America, credit costs increased 89%, reflecting higher net credit losses, up 37% or $115 million, and a $231 million incremental net loan loss reserve build.  Higher credit costs were driven by continued deterioration in the credit environment in Mexico and Brazil.  The net credit loss ratio increased 517 basis points to 14.18%.

•            In Asia, credit costs increased 54%, reflecting higher net credit losses, up 32% or $39 million, and a $46 million incremental net loan loss reserve build.  Higher credit costs reflected continued deterioration, primarily in India.  The net credit loss ratio increased 96 basis points to 4.02%.

•            Net Income

•             The $610 million net loss was mainly driven by the significant increase in credit costs.

CONSUMER BANKING

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
North America	$3,604	$4,545	(21)%	$(2,165)	$(920)	NM
Europe, Middle East and Africa	512	697	(27)	(233)	(64)	NM
Latin America	858	1,172	(27)	(76)	206	NM
Asia	1,103	1,422	(22)	796	200	NM
Total Consumer Banking	$6,077	$7,836	(22)%	$(1,678)	$(578)	NM

NM Not Meaningful.

Revenues declined 22%, driven by a 47% decline in investment sales, lower mortgage servicing revenue, the impact of foreign exchange, lower volumes and spread compression.  The decline in investment sales was driven by a general slowdown in global capital market activities.   Average loans and deposits were down 6% and 7%, respectively.  Expenses declined 3%, as benefits from re-engineering efforts and the impact of foreign exchange more than offset $384 million in restructuring charges.  Credit costs increased 23% or $1.1 billion, reflecting a significant increase in net credit losses, up $1.7 billion.  Credit costs also included a $2.3 billion net loan loss reserve build, mainly in North America across all portfolios, including additional reserves for increased numbers of loan modification adjustments to customer loans across all product lines.

•                  North America

•             Revenues declined 21%, mainly driven by lower mortgage servicing revenue and the absence of gains on the sale of assets.  Average loans were down 5%, driven by a decline in residential real estate originations and loans, and deposits were up 3%.

•             Credit costs increased 21% and included higher net credit losses, up $1.6 billion, and a $2.0 billion net loan loss reserve build across all portfolios, including additional reserves for increased numbers of loan modification adjustments to customer loans across all product lines.  The loan loss reserve build was $766 million lower than the prior-year period.  Higher credit costs reflected a weakening of leading credit indicators, including a continued rise in delinquencies in first and second mortgages, personal loans and auto loans.  Credit costs also reflected trends in the macro-economic environment, including housing market declines.  The net credit loss ratio increased 222 basis points to 3.62%.  The net loss of $2.2 billion was mainly driven by lower revenues, a $226 million restructuring charge and higher credit costs.

•            Europe, Middle East and Africa

•             Revenues declined 27%, as average loans and deposits were down 14% and 28%, respectively.  The decline in average deposits was primarily due to the impact of foreign exchange, as well as customer actions to align deposits with government insurance programs, mainly in the UK.  Investment sales and assets under management declined mainly due to adverse market conditions.

•             Credit costs increased 3%, due to higher net credit losses, up 14% or $25 million.  The net loan loss reserve build of $83 million was $16 million lower than the prior-year period.  Higher credit costs reflected continued credit deterioration , particularly in Spain and Greece.  The net credit loss ratio increased 95 basis points to 3.75%.  Lower revenues and the increase in credit costs led to a net loss of $233 million.

•                  Latin America

•             Revenues decreased 27%, reflecting the impact of foreign exchange, the absence of a gain on Visa shares recorded in the prior-year period, and the divestiture of the Chile Consumer Banking operations, which closed in January 2008.  Average loans and deposits were down 3% and 13%, respectively, due to the impact of foreign exchange.

•             Credit costs nearly doubled, due to an increase in net credit losses, up 32% or $35 million, and a $94 million incremental net loan loss reserve build.  Higher credit costs reflected a continued deterioration in Mexico, Brazil and Colombia.  The net credit loss ratio increased 108 basis points to 4.04%.  Lower revenues and a significant rise in credit costs led to a net loss of $76 million.

•            Asia

•             Excluding Japan Consumer Finance, revenues declined 20%, mainly driven by a significant decline in investment revenues, as investment sales declined 83%, reflecting a continued decline in equity markets across Asia.  The declines in average loans and deposits of 12% and 9%, respectively, were mainly due to the impact of foreign exchange.  Credit costs more than doubled, driven by higher net credit losses, up 57% or $59 million, and a $71 million incremental net loan loss reserve build.  Higher credit costs were mainly driven by continued deterioration in the credit environment in India.  The net credit loss ratio increased 66 basis points to 1.48%.  Net income declined 35% to $251 million.

•             In Japan Consumer Finance, revenues declined 47%, reflecting a decline in net interest revenues as the portfolio continues to be managed down.  Revenues also included a $174 million pre-tax charge to increase reserves for estimated losses due to customer settlements.  This compares to a $188 million pre-tax charge recorded in the prior-year period.  Net income of $545 million reflected a tax benefit of $750 million, mainly due to the restructuring of legal vehicles.

INSTITUTIONAL CLIENTS GROUP

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
North America	$(11,331)	$(11,889)	5%	$(8,784)	$(8,785)	—
Europe, Middle East and Africa	988	(3,762)	NM	(240)	(3,543)	93
Latin America	561	812	(31)	129	334	(61)%
Asia	(808)	1,749	NM	(1,283)	604	NM
Securities and Banking	$(10,590)	$(13,090)	19%	$(10,178)	$(11,390)	11%

North America	$591	$468	26%	$71	$50	42%
Europe, Middle East and Africa	818	779	5	265	171	55
Latin America	336	341	(1)	108	132	(18)
Asia	654	711	(8)	277	314	(12)
Transaction Services	$2,399	$2,299	4%	$721	$667	8%

Institutional Clients Group	$(8,191)	$(10,791)	24%	$(9,457)	$(10,723)	12%

NM Not Meaningful.

•            Securities and Banking

•             Securities and banking revenues were negative $10.6 billion due to substantial write-downs and losses.

•             Fixed income markets revenues of negative $13.4 billion reflected:

•                  A $5.3 billion downward credit value adjustment on derivative positions, excluding monolines.  The continued disruption in the credit markets caused counterparty credit spreads to widen, while the TARP capital injection contributed to the tightening of Citi’s credit spreads.  This unusual divergence led to the downward adjustment.

•                  Net write-downs of $4.6 billion on sub-prime related direct exposures.  These exposures on December 31, 2008, were comprised of approximately $2.0 billion of gross lending and structuring exposures and approximately $12.0 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $ 18.9 billion). On September 30, 2008, these exposures were comprised of approximately $3.3 billion of gross lending and structuring exposures and approximately $16.3 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $25.7 billion).  See details in Schedule E.

•                  Private equity and equity investments losses of $2.5 billion.

•                  Write-downs of $1.3 billion, net of hedges, on Alt-A mortgages.

•                  Write-downs of $1.1 billion on SIV assets.

•                  Write-downs of $991 million on commercial real estate positions.

•                  Downward credit value adjustments of $897 million related to exposure to monoline insurers.

•                  Write-downs of $307 million on ARS proprietary positions and $87 million on positions related to the August 7, 2008 settlement.

•                  Negative revenues were partially offset by a $2.0 billion gain related to the inclusion of Citi’s credit spreads in the determination of the market value of those liabilities for which the fair value option was elected, as well as strong revenues in the interest rate and currency trading business.

•    Equity markets revenues decreased by $1.4 billion to negative $650 million.  Revenues generated in cash trading and prime broker were offset by losses in derivatives, convertibles and proprietary trading.

•    Lending revenues increased $1.1 billion to $2.1 billion, primarily driven by gains on credit default swap hedges, partially offset by write-downs of $382 million, net of underwriting fees, on funded and unfunded highly leveraged finance commitments.

•    Net investment banking revenues declined 79% to $275 million.

•                  Advisory revenues were $236 million, down 57%, reflecting continued difficult market conditions.

•                  Equity underwriting revenues were $26 million, down $435 million, reflecting continued volatility in the equity markets and extremely low global volumes.

•                  Debt underwriting revenues were $56 million, down 86%, primarily driven by net write-downs of $213 million of highly leveraged finance commitments and lower market volumes overall.

•    North America results reflect write-downs on sub-prime related direct exposures, Alt-A mortgages and commercial real estate positions, as well as the negative effect from the downward credit value adjustment on derivative positions, excluding monolines.  Negative revenues were partially offset by gains on credit default swap hedges and a strong performance in currency trading.   EMEA revenues increased $4.8 billion, mainly because sub-prime related direct exposures are now managed primarily in North America after being transferred in the second quarter 2008 from EMEA to North America.  EMEA revenues also reflected strong results in currency trading as well as local markets sales and trading.  Latin America revenues declined 31%, reflecting unfavorable market conditions mainly related to equities trading and the mark-to-market impact of wider credit spreads, partially offset by improvements in local markets sales and trading, and lending.  Asia revenues declined $2.6 billion reflecting losses on proprietary investments and difficult market conditions, partially offset by strong performance in rates and currencies.

•    Expenses decreased 12%, driven by a significant decrease in salary and incentive compensation due to headcount reductions and cost cutting offset by a $563 million Nikko Asset Management intangible asset impairment charge and a $457 million restructuring charge.

•    Credit costs increased significantly, mainly driven by a $2.1 billion incremental net loan loss reserve build.  The loan loss reserve build reflected a $1.5 billion incremental net build to loan loss reserves for specific counterparties, which included $1.2 billion for LyondellBasell, as well as a $0.6 billion incremental net build to reflect a general weakening in the corporate credit environment.

•            Transaction Services

•    Transaction Services revenues were up 4% to $2.4 billion, reflecting double-digit revenue growth in TTS. Average deposits and other customer liability balances increased 5%, driven by North America.  Assets under custody declined 18% due to declining equity markets.

•                  TTS revenues were up 15%, driven by growth in liabilities and new deal wins.  Securities Services revenues decreased 15%, mainly driven by lower assets under custody valuations and the impact of market disruption on volumes and balances.

•                  North America revenue growth of 26% was primarily due to higher interest revenues from balances.  In EMEA, revenues increased 5% driven largely by increased customer liability balances.  Latin America revenues declined by 1%.  In Asia, revenues were down 8%, mainly due to the absence of a gain  on Visa shares recorded in the prior-year period.  Revenues also reflected lower Securities Services fees due to a decline in equity valuations and the impact of foreign exchange.

•    Expenses declined 2%, driven by headcount reduction and reengineering benefits, as well as the impact of foreign exchange.  Net income increased 8% to $721 million with strong growth in North America and EMEA.

GLOBAL WEALTH MANAGEMENT

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
North America	$2,175	$2,509	(13)%	$230	$386	(40)%
Europe, Middle East and Africa	134	159	(16)	14	20	(30)
Latin America	63	98	(36)	(1)	16	NM
Asia	471	698	(33)	(214)	102	NM
Global Wealth Management	$2,843	$3,464	(18)%	$29	$524	(94)%

NM Not Meaningful.

•    Global Wealth Management revenues declined 18%, reflecting the adverse impact of market conditions on capital markets and investment revenues, particularly in North America and Asia.  Revenues also included a $87 million write-down related to the ARS settlement.  Average loans and deposits declined 3% and 4%, respectively, and client assets under fee-based management declined 35%.  The decline in client assets under fee-based management was mainly due to lower asset valuations reflecting negative market action.

•                  In North America, revenues declined 13%, as lower investments and capital markets revenues due to difficult market conditions were partially offset by an increase in banking and lending revenues.  Average deposits grew 7%, driven by the re-balancing of customer portfolios into more liquid assets.  In EMEA, revenues declined 16%, mainly due to lower management fees and transactional revenue.  In Latin America, revenues declined 36%, also reflecting the impact of market conditions.  In Asia, revenues declined 33%, as market conditions continued to be challenging, leading to a significant decline in investments and capital markets revenues.

•    Expenses declined 2%, as lower compensation costs were partially offset by a $306 million restructuring charge.  Credit costs increased $160 million, driven by a $118 million incremental net loan loss reserve build, mainly in North America residential mortgages.  Net income declined significantly to $29 million.

CORPORATE/OTHER

Corporate/Other revenues of $254 million were mainly driven by a $263 million pre-tax gain on sale of Citi Global Services Limited and effective hedging activities.  The net loss of $421 million reflected higher expenses mainly due to restructuring charges, and higher taxes held at Corporate.

DISCONTINUED OPERATIONS

Discontinued operations income of $3.8 billion primarily reflected a $3.9 billion after-tax gain on the sale of Citi’s German retail banking operations, including the fourth quarter impact of a benefit of a currency hedge put in place post-signing.

A reconciliation of non-GAAP financial information contained in this press release is on page 16.

Gary Crittenden, Chief Financial Officer, will host a conference call today at 8:00 AM (EST).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citigroup/fin.  A replay of the webcast will be available at http://www.citigroup.com/citigroup/fin/pres.htm.  Dial-in numbers for the conference call are as follows: (877) 700-4194 in the U.S.; (706) 679-8401 outside of the U.S.  The passcode for all numbers is 78218371.

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Nikko. Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Financial Supplement.  Both the earnings release and the Financial Supplement are available on Citi’s website at www.citigroup.com or www.citi.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Contacts:

Press:	Shannon Bell	(212) 793-6206	Equity Investors:	Scott Freidenrich	(212) 559-2718
	Michael Hanretta	(212) 559-9466	Fixed Income Investors:	Maurice Raichelson	(212) 559-5091

Schedule A

REGIONAL RESULTS

	Fourth Quarter Revenues			Fourth Quarter Net Income
(In Millions of Dollars)	2008	2007	% Change	2008	2007	% Change
Global Cards	$2,640	$3,678	(28)%	$(371)	$322	NM
Consumer Banking	3,604	4,545	(21)	(2,165)	(920)	NM
Institutional Clients Group	(10,740)	(11,421)	6	(8,713)	(8,735)	—
Global Wealth Management	2,175	2,509	(13)	230	386	(40)
North America	$(2,321)	$(689)	NM	$(11,019)	$(8,947)	(23)%

Global Cards	$537	$565	(5)%	$(138)	$120	NM
Consumer Banking	512	697	(27)	(233)	(64)	NM
Institutional Clients Group	1,806	(2,983)	NM	25	(3,372)	NM
Global Wealth Management	134	159	(16)	14	20	(30)
Europe, Middle East and Africa (EMEA)	$2,989	$(1,562)	NM	$(332)	$(3,296)	90%

Global Cards	$869	$1,218	(29)%	$(154)	$251	NM
Consumer Banking	858	1,172	(27)	(76)	206	NM
Institutional Clients Group	897	1,153	(22)	237	466	(49)
Global Wealth Management	63	98	(36)	(1)	16	NM
Latin America	$2,687	$3,641	(26)%	$6	$939	(99)%

Global Cards	$566	$818	(31)%	$53	$241	(78)%
Consumer Banking	1,103	1,422	(22)	796	200	NM
Institutional Clients Group	(154)	2,460	NM	(1,006)	918	NM
Global Wealth Management	471	698	(33)	(214)	102	NM
Asia	$1,986	$5,398	(63)%	$(371)	$1,461	NM

Corporate/Other	254	(369)	NM	(421)	(188)	NM

Total Citi from Continuing Operations	$5,595	$6,419	(13)%	$(12,137)	$(10,031)	(21)%
Discontinued Operations				3,843	198	NM
Total Citi				$(8,294)	$(9,833)	16%

NM Not Meaningful.

Schedule B

FULL YEAR REGIONAL RESULTS

	Full Year Revenues			Full Year Net Income
(In Millions of Dollars)	2008	2007	% Change	2008	2007	% Change
Global Cards	$10,299	$13,893	(26)%	$(529)	$2,713	NM
Consumer Banking	16,627	16,991	(2)	(4,529)	780	NM
Institutional Clients Group	(22,477)	(3,040)	NM	(20,471)	(6,733)	NM
Global Wealth Management	9,295	9,790	(5)	968	1,415	(32)
North America	$13,744	$37,634	(63)%	$(24,561)	$(1,825)	NM

Global Cards	$2,326	$1,955	19%	$(117)	$232	NM
Consumer Banking	2,596	2,485	4	(475)	(122)	NM
Institutional Clients Group	5,592	4,235	32	(1,102)	(1,900)	42
Global Wealth Management	604	543	11	84	77	9
Europe, Middle East and Africa (EMEA)	$11,118	$9,218	21%	$(1,610)	$(1,713)	6%

Global Cards	$5,017	$4,803	4%	$491	$1,233	(60)%
Consumer Banking	3,959	4,185	(5)	300	660	(55)
Institutional Clients Group	3,812	4,206	(9)	1,292	1,630	(21)
Global Wealth Management	357	373	(4)	56	72	(22)
Latin America	$13,145	$13,567	(3)%	$2,139	$3,595	(41)%

Global Cards	$2,565	$2,400	7%	$321	$496	(35)%
Consumer Banking	5,470	5,797	(6)	1,151	839	37
Institutional Clients Group	5,256	8,339	(37)	406	2,848	(86)
Global Wealth Management	2,345	2,292	2	(17)	410	NM
Asia	$15,636	$18,828	(17)%	$1,861	$4,593	(59)%

Corporate/Other	(850)	(752)	(13)	(954)	(1,661)	43

Total Citi from Continuing Operations	$52,793	$78,495	(33)%	$(23,125)	$2,989	NM
Discontinued Operations				4,410	628	NM
Total Citi				$(18,715)	$3,617	NM

NM Not Meaningful.

Schedule C

FULL YEAR SEGMENT RESULTS

	Full Year Revenues			Full Year Net Income
(In Millions of Dollars)	2008	2007	% Change	2008	2007	% Change
North America	$10,299	$13,893	(26)%	$(529)	$2,713	NM
Europe, Middle East and Africa (EMEA)	2,326	1,955	19	(117)	232	NM
Latin America	5,017	4,803	4	491	1,233	(60)
Asia	2,565	2,400	7	321	496	(35)
Global Cards	$20,207	$23,051	(12)%	$166	$4,674	(96)%

North America	$16,627	$16,991	(2)%	$(4,529)	$780	NM
Europe, Middle East and Africa (EMEA)	2,596	2,485	4	(475)	(122)	NM
Latin America	3,959	4,185	(5)	300	660	(55)
Asia	5,470	5,797	(6)	1,151	839	37
Consumer Banking	$28,652	$29,458	(3)%	$(3,553)	$2,157	NM

North America	$(22,477)	$(3,040)	NM	$(20,471)	$(6,733)	NM
Europe, Middle East and Africa (EMEA)	5,592	4,235	32%	(1,102)	(1,900)	42
Latin America	3,812	4,206	(9)	1,292	1,630	(21)
Asia	5,256	8,339	(37)	406	2,848	(86)
Institutional Clients Group	$(7,817)	$13,740	NM	$(19,875)	$(4,155)	NM

North America	$9,295	$9,790	(5)%	$968	$1,415	(32)%
Europe, Middle East and Africa (EMEA)	604	543	11	84	77	9
Latin America	357	373	(4)	56	72	(22)
Asia	2,345	2,292	2	(17)	410	NM
Global Wealth Management	$12,601	$12,998	(3)%	$1,091	$1,974	(45)%

Corporate/Other	(850)	(752)	(13)	(954)	(1,661)	43

Total Citi from Continuing Operations	$52,793	$78,495	(33)%	$(23,125)	$2,989	NM
Discontinued Operations				4,410	628	NM
Total Citi				$(18,715)	$3,617	NM
Earnings per Share from Continuing Operations				$(4.72)	$0.59	NM
Earnings per Share				$(3.88)	$0.72	NM

NM Not Meaningful.

Schedule D

SUMMARY OF REVENUE MARKS IN SECURITIES AND BANKING

$ millions	4Q’08
Net write-downs on sub-prime related direct exposures	$(4,582)
Write-downs, net of hedges, on Alt-A mortgages	(1,319)
Write-downs on SIV assets	(1,064)
Write-downs on commercial real estate positions	(991)
Downward credit value adjustment related to exposure to monoline insurers	(897)
Write-downs, net of underwriting fees, on highly leveraged finance commitments	(594)
Write-downs on ARS proprietary positions	(307)
CVA on Citi Liabilities at Fair Value Option	1,981
Total	$(7,773)

Schedule E

Schedule of Sub-Prime Related Direct Exposures in Securities and Banking

The following table sets forth Citi’s sub-prime related direct exposures in Securities and Banking,

comprised of CDO super senior exposures and Lending and Structuring exposures.

In billions of dollars	September 30, 2008 Exposures	Fourth Quarter 2008 Write-downs (1)		Fourth Quarter 2008 Sales/Transfers/ Restructurings Liquidations/ Repayments		December 31, 2008 Exposures
Direct ABS CDO Super Senior Exposures:
Gross ABS CDO Super Senior Exposures	$25.7					$18.9
Hedged Exposures	9.4					6.9
Net ABS CDO Super Senior Exposures:
ABCP (2)	$13.3	$(3.1)		$(0.3)		$9.9
High grade	1.1	(0.4	)(3)	0.1		0.8
Mezzanine	1.7	(0.3	)(3)	(0.2)		1.3
ABS CDO-squared	0.1	(0.1)		(0.0)		0.0
Total Net ABS CDO Super Senior Exposures	$16.3	$(3.9)		$(0.3	)(4)	$12.0
Lending & Structuring Exposures:
CDO warehousing/unsold tranches of ABS CDOs	$0.1	$(0.0)		$(0.0)		$0.0
Sub-prime loans purchased for sale or securitization	2.1	(0.5)		(0.2)		1.3
Financing transactions secured by sub-prime	1.1	(0.1	)(3)	(0.3)		0.7
Total Lending and Structuring Exposures	$3.3	$(0.7)		$(0.5)		$2.0
Total Exposures(5)	$19.6	$(4.6)		$(0.9)		$14.1
Credit adjustment on hedge counterparty exposure(6)		$(0.9)
Total Net Write-Downs		$(5.6)

(1) Includes net profits associated with liquidations.

(2) Consists of older vintage, high grade ABS CDOs.

(3) Includes $63 million recorded in credit costs.

(4) A portion of the underlying securities were purchased in liquidations of CDOs and are being managed and sold in the trading book. As of December 31, 2008, $227 million relating to deals liquidated were held in the trading book.

(5) Comprised of net CDO Super Senior exposures and gross Lending and Structuring exposures.

(6) FAS 157 adjustment related to counterparty credit risk.

Note: Totals may not sum due to rounding.

The ABCP and CDO-squared component of Citi’s CDO Super Senior sub-prime direct exposures are subject to valuation based on an intrinsic cash flow methodology and not based on observable transactions, other than losses associated with liquidations.  During the course of the fourth quarter inputs used for the purposes of estimation have been modified to reflect market developments.  The methodology takes into account both macroeconomic factors, including estimated housing price adjustments over the next four years, unemployment rates, interest rates and their volatility, and mortgage performance data, and microeconomic factors, including loan attributes, such as age, credit scores, documentation status, loan-to-value (LTV) ratio, and debt-to-income (DTI) ratio.  In addition, the methodology takes account of estimates of the impact of geographic concentration of mortgages, estimated impact of reported fraud in the origination of sub-prime mortgages and the application of discount rates for each level of exposures.

The High Grade and Mezzanine component of the Super Senior sub-prime direct exposures are valued based on transactions in the underlying collateral.  This change was made because the High Grade and Mezzanine positions are now largely hedged by short positions that are valued based on observable transactions, and there were a number of liquidations of high grade and mezzanine positions during the third quarter.

Estimates of the fair value of the ABCP and CDO-squared Super Senior exposures depend on market conditions and are subject to further change over time.  In addition, while Citi believes that the methodology used to value these exposures is reasonable, the methodology is subject to continuing refinement, including as a result of market developments.  Further, to the extent that observable transactions in respect of some or all of these ABCP and CDO-squared exposures are occurring or occur in the future, these observable transactions, rather than estimates, could be used to determine fair value.

Most of the lending and structuring direct sub-prime exposures are fair valued based on observable transactions and other market data.  The majority of such exposures are classified as Level 3 assets.

Securities and banking also has trading positions, both long and short, in U.S. sub-prime residential mortgage-backed securities (RMBS) and related products, including ABS CDOs that are not included in these figures.  The exposure from these positions is actively managed and hedged, although the effectiveness of the hedging products used may vary with material changes in market conditions.

Schedule F

SUMMARY OF PRESS RELEASE DISCLOSED ITEMS ($MM)
See Schedule E for sub-prime related direct exposures in securities and banking

4Q’08 (In Millions of Dollars)	Pre-tax Impact	After-tax Impact	Income Statement Line	Segment/Region
Restructuring Charges	$(1,970)	$(1,217)	Expenses	All Citi
NAM Impairment Charge	(563)	(363)	Expenses	Securities and Banking / Asia
Reserve for customer settlements in Japan consumer finance	(174)	(113)	Revenues	Consumer Banking / Asia
ARS Settlement	(173)	(105)	Revenues	Securities and Banking & GWM / North America
Gain on sale of Citi Global Services Limited	263	192	Revenues	Corporate / Other
Tax benefit relating to CFJ restructuring	n/a	994	Taxes	Global Cards, Consumer Banking and ICG / Asia
Gain on sale of German retail banking operations (1)	n/a	3,919	Discontinued Operations	n/a

(1) Includes the fourth quarter impact of a benefit of a currency hedge put in place post-signing.

4Q’07 (In Millions of Dollars)	Pre-tax Impact	After-tax Impact	Income Statement Line	Segment/Region
Gain on Visa Inc. shares	$534	$336	Revenue	Global Cards, Consumer Banking, Transaction Services / EMEA, Latin America, Asia
Gain on sale of ownership in Simplex Investment Advisors	313	106 (1)	Revenue	Securities and Banking (2) / Asia
Gain on sale of MasterCard shares	152	99	Revenue	Global Cards, Transaction Services / North America
Reserve for customer settlements in Japan consumer finance	(188)	(122)	Revenue	Consumer Banking / Asia
Visa Inc.-related litigation reserve	(306)	(199)	Expenses	Global Cards, Transaction Services / North America
Repositioning charges	(539)	(337)	Expenses	All Citi

(1)          Net of minority interest.

(2)          Was reclassified from Consumer Banking to Securities and Banking.

Non-GAAP Financial Measures —

The following are measures considered “non-GAAP financial measures” under SEC guidelines:

1)	Citi expenses excluding restructuring and repositioning charges
2)	Citi expenses excluding restructuring and repositioning charges, an intangible asset impairment charge related to Nikko Asset Management, and a Visa-related litigation reserve
3)	Global Cards revenues on a managed basis
4)	Asia Consumer Banking revenues excluding Japan Consumer Finance.
5)	Asia Consumer Banking net credit losses excluding Japan Consumer Finance.
6)	Asia Consumer Banking net credit loss ratio excluding Japan Consumer Finance.
7)	Asia Consumer Banking net income excluding Japan Consumer Finance.

The Company believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of those results in prior periods as well as demonstrating the effects of unusual gains and charges in the quarter.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.

Reconciliation of the GAAP financial measures to the aforementioned non-GAAP measures follows:

	4Q	3Q	4Q’08 vs. 3Q’08
($ in millions)	2008	2008	% Change
GAAP Citi Expenses	$15,348	$14,425	6%
Excluding restructuring and repositioning charges	(1,970)	(459)
Non-GAAP Citi Expenses	$13,378	$13,966	(4)%

	4Q	4Q	4Q’08 vs. 4Q’07
($ in millions)	2008	2007	% Change

GAAP Citi Expenses	$15,348	$16,100	(5)%
Excluding restructuring and repositioning charges	(1,970)	(539)
Non-GAAP Citi Expenses	$13,378	$15,562	(14)%

GAAP Citi Expenses	$15,348	$16,100	(5)%
Excluding restructuring and repositioning charges	(1,970)	(539)
Excluding an intangible asset impairment charge related to NAM	(563)	—
Excluding a Visa-related litigation reserve	—	(306)
Non-GAAP Citi Expenses	$12,815	$15,256	(16)%

GAAP Global Cards Revenues	$4,612	$6,279	(27)%
Excluding the impact of securitizations	2,426	1,200
Non-GAAP Global Cards Revenues	$7,038	$7,479	(6)%

GAAP Asia Consumer Banking Revenues	$1,103	$1,422	(22)%
Excluding Japan Consumer Finance Revenues	67	126
Non-GAAP Asia Consumer Banking Revenues	$1,036	$1,296	(20)%

GAAP Asia Consumer Banking Net Credit Losses	$466	$416	12%
Excluding Japan Consumer Finance Net Credit Losses	305	314
Non-GAAP Asia Consumer Banking Net Credit Losses	$161	$102	58%

GAAP Asia Consumer Banking Net Credit Loss Ratio	3.59%	2.85%	74	bps
Excluding Japan Consumer Finance Net Credit Loss Ratio	14.62%	14.66%
Non-GAAP Asia Consumer Banking Net Credit Loss Ratio	1.48%	0.82%	66	bps

GAAP Asia Consumer Banking Net Income	$796	$200	NM
Excluding Japan Consumer Finance Net Loss	(545)	184
Non-GAAP Asia Consumer Banking Net Income	$251	$384	(35)%